                                                                   Exhibit 10.17



                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                            NES ACQUISITION CORP.,

                            LONE STAR RENTALS, INC.

                                      AND

                                 JAMES HORSLEY



                          DATED AS OF MARCH 17, 1997

                               TABLE OF CONTENTS

                                                                                  Page
ARTICLE 1
 DEFINITIONS                                                                         1
 1.1                Definitions                                                      1
 1.2                Other Definitional Provisions                                    5

ARTICLE 2

 PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING                       5
 2.1                Purchase and Sale of Seller's Assets                             5
 2.2                Purchase Price for Acquired Assets                               9
 2.3                Purchase Price Adjustments                                      10
 2.4                The Closing                                                     11
 2.5                Distribution of Holdback                                        12

ARTICLE 3

 TRANSITIONAL ARRANGEMENTS                                                          12
 3.1                Seller's Name Change                                            12

ARTICLE 4

 NON-COMPETITION AND CONFIDENTIALITY                                                12
 4.1                Noncompetition Agreement of Seller and the Stockholder          12
 4.2                Confidentiality Obligations of Seller and the Stockholder       14
 4.3                Confidentiality Obligations of the Purchaser                    14
 4.4                Trade Names                                                     15
 4.5                Remedy for Breach                                               15

ARTICLE 5

 REPRESENTATIONS AND WARRANTIES OF PURCHASER                                        15
 5.1                Organization of Purchaser                                       15
 5.2                Authorization; Binding Effect; No Breach                        15
 5.3                Brokerage                                                       16
 5.4                Disclosure                                                      16
 5.5                Accuracy on Closing Date                                        16

ARTICLE 6

 REPRESENTATIONS AND WARRANTIES
 OF SELLER AND THE STOCKHOLDERS                                                     16
 6.1                Organization and Corporate Power                                16
 6.2                Capital Stock and Related Matters                               16
 6.3                Authorization; Binding Effect; No Breach                        17
 6.4                Subsidiaries; Investments                                       17
 6.5                Financial Statements and Related Matters                        18
 6.6                Absence of Undisclosed Liabilities                              18
 6.7                Acquired Assets                                                 18
 6.8                Absence of Certain Developments                                 19
 6.9                Tax Matters                                                     20
 6.10               Contracts and Commitments                                       21
 6.11               Certain Litigation                                              23
 6.12               Brokerage                                                       23
 6.13               Insurance                                                       23
 6.14               Employees                                                       23
 6.15               Employee Benefits                                               24
 6.16               Real Estate                                                     25
 6.17               Compliance with Laws                                            28
 6.18               Product Warranty                                                29
 6.19               Proprietary Rights                                              29
 6.21               Disclosure                                                      30
 6.22               Accuracy on Closing Date                                        30

ARTICLE 7

 REPRESENTATIONS AND WARRANTIES CONCERNING THE STOCKHOLDERS                         30
 7.1                Authorization of Transactions                                   31
 7.2                Absence of Conflicts                                            31
 7.3                Brokerage                                                       31
 7.4                Closing Date                                                    31

ARTICLE 8

 ACCESS TO RECORDS                                                                  32
 8.1                Access to Records                                               32

ARTICLE 9

 SURVIVAL AND INDEMNIFICATION                                                       32
 9.1                Survival of Representations and Warranties                      32
 9.2                Indemnification Obligations of Seller and the Stockholder       32
 9.3                Indemnification Obligations of Purchaser                        33
 9.4                Indemnification Procedures                                      34
 9.5                Threshold Amount                                                35
 9.6                Treatment of Indemnification Payments                           35
 9.7                Payment                                                         35

ARTICLE 10

 CONDITIONS TO THE CLOSING                                                          35
 10.1               Conditions of Purchaser's Obligation                            35
 10.2               Conditions of Seller's Obligation                               38

ARTICLE 11

 OTHER COVENANTS                                                                    39
 11.1               Interim Agreements of Seller and the Stockholder                39
 11.2               Exclusivity                                                     41
 11.3               Notice by Purchaser                                             42
 11.4               Additional Interim Agreements                                   42
 11.5               Transaction Expenses                                            42
 11.6               Prepayment of Certain Indebtedness                              42
 11.7               Further Assurances                                              42
 11.8               Announcements                                                   43
 11.9               Employees                                                       43
 11.10              Necessary Third Party Consents                                  43
 11.11              NES Promissory Note Legend                                      44

ARTICLE 12

 OTHER AGREEMENTS                                                                   44
 12.1               Termination                                                     44
 12.2               Remedies                                                        45
 12.3               Consent to Amendments                                           45
 12.4               Successors and Assigns                                          45
 12.5               Governing Law                                                   45
 12.6               Notices                                                         46
 12.7               Severability of Provisions                                      47
 12.8               Schedules and Exhibits                                          47
 12.9               Counterparts                                                    47
 12.10              No Third-Party Beneficiaries                                    47
 12.11              Headings                                                        47
 12.12              Merger and Integration                                          47
 12.13              Allocation of Purchase Price                                    47
 12.14              Bulk Sales Law                                                  47

EXHIBITS

Exhibit A           -  Form of Promissory Note
Exhibit B           -  Form of Opinion of Seller's Counsel
Exhibit C           -  Form of Employment Agreement
Exhibit D           -  Form of Stock Purchase Agreement
Exhibit E           -  Form of Lease Agreement

DISCLOSURE SCHEDULES

Schedule 6.1        -  Organization Schedule
Schedule 6.2        -  Capitalization Schedule
Schedule 6.3        -  Consents Schedule
Schedule 6.6        -  Liabilities Schedule
Schedule 6.7        -  Assets Schedule
Schedule 6.8        -  Developments Schedule
Schedule 6.9        -  Taxes Schedule
Schedule 6.10       -  Contracts Schedule
Schedule 6.10(e)    -  Affiliated Transactions Schedule
Schedule 6.11       -  Litigation Schedule
Schedule 6.12       -  Brokerage Schedule
Schedule 6.13       -  Insurance Schedule
Schedule 6.15       -  Employee Benefits Schedule
Schedule 6.16       -  Real Estate Schedule
Schedule 6.17(a)    -  Compliance Schedule
Schedule 6.17(b)    -  Permits Schedule
Schedule 6.17(c)    -  Environmental Matters Schedule
Schedule 6.18       -  Warranties Schedule
Schedule 6.19       -  Proprietary Rights Schedule

                           ASSET PURCHASE AGREEMENT

  THIS ASSET PURCHASE AGREEMENT is made as of March 17, 1997, by and among NES ACQUISITION CORP., a Delaware corporation ("Purchaser"), LONE STAR RENTALS, INC., a Texas corporation ("Seller"), and James Horsley, the holder of all of the issued and outstanding capital stock of Seller (the "Stockholder"). Purchaser, Seller and the Stockholder are collectively referred to herein as the "Parties."

  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from Seller and Seller desires to sell to Purchaser, substantially all of Seller's assets.

  NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

  1.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

  "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person.

  "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

  "Books and Records" means all lists, records and other information pertaining to accounts, personnel and referral sources of Seller, all lists and records pertaining to suppliers and customers of Seller, and all other books, ledgers, files and business records of every kind relating or pertaining to the Business whether evidenced in writing, electronically (including by computer) or otherwise.

  "Book Value of Assets" means (i) the net book value of Seller's total assets (other than Seller's depreciable assets) as of the Closing Date and (ii) the net book value of Seller's depreciable assets as of February 28, 1997, as determined in accordance with GAAP.

  "Business" means the business of Seller as now conducted.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Environmental Affiliates" of any Person means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

  "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

  "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any Government Entity relating to any liability of Seller or any Environmental Affiliate of Seller arising under any Environmental and Safety Requirement.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

  "Government Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

  "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

  "Investment" means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including, without limitation, partnership interests, limited liability company interests and joint venture interests) of any other Person, and any capital contribution by such Person to any other Person.

  "Knowledge" means, with respect to any Person, (a) the actual knowledge of such Person (which includes the actual knowledge of all officers, directors and executive employees of such Person) and (b) the knowledge which a prudent business person would have obtained in the conduct of his or her business after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

  "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental and Safety Requirement.

  "Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

  "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Government Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon from the date on which such Person provides the written notice of the related claim as described in Section 9.4 through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to Article 9.

  "NES" means National Equipment Services, Inc., a Delaware corporation.

  "Officer's Certificate" of any Person means a certificate signed by such Person's president or chief financial officer (or an individual having comparable responsibilities with respect to such Person) stating that (a) the individual signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such individual to verify the accuracy of the information set forth in such certificate and (b) to the best of such individual's Knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the facts stated therein not misleading.

  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

  "Proprietary Rights" means all of the following owned by, issued to or licensed to Seller: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, without limitation, all software developed by Seller for use in the Business), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

  "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

  "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes imposed pursuant to Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

  "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

  "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

  1.2 OTHER DEFINITIONAL PROVISIONS.

  (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

  (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

  (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

                                   ARTICLE 2

         PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING

  2.1 PURCHASE AND SALE OF SELLER'S ASSETS.

  (a) Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, all properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, owned by Seller as of the Closing Date, except as set forth in Section 2.1(b) below (collectively, the "Acquired Assets"), including, without limitation:

  (i) all cash and cash equivalents (including, without limitation, all money market accounts, mutual fund accounts and repurchase agreements);

  (ii)   all accounts and notes receivables (whether current or noncurrent);

  (iii)  all securities and other Investments;

  (iv) all of Seller's Proprietary Rights, along with all income, royalties, damages and payments due or payable as of the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

  (v) all of Seller's rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, accounts receivable, other agreements and business arrangements, including, without limitation, all contracts and agreements described on the Contracts Schedule attached hereto (collectively, the "Seller Contracts");

  (vi) all real property owned or leased by Seller, and all plants, buildings and other improvements located on such leased property, and all easements, licenses, rights of way, permits and all appurtenances to such leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated (collectively, the "Real Estate");

  (vii) all leasehold improvements and all machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, dyes and furniture owned by Seller wherever located, including, without limitation, all such items which are located in any building, warehouse, office or other space leased, owned or occupied by Seller or used in connection with the Real Estate;

  (viii) all rental equipment of any kind, wherever located, rented by Seller to any Person ;

  (ix) all inventories of work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, owned by Seller wherever located;

  (x) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by Seller or in any warehouse where any of Seller's properties and assets may be situated;

  (xi)    all prepayments and prepaid expenses;

  (xii) all of Seller's claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind;

  (xiii) the right to receive and retain mail, accounts receivable payments and other communications relating to the Business;

  (xiv) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

  (xv) all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers, and all books, ledgers, files and business records of every kind, whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise;

  (xvi) all advertising, marketing and promotional materials and all other printed or written materials;

  (xvii) all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

  (xviii) all goodwill as a going concern and all other intangible properties;

  (xix) all telephone numbers (including, without limitation, "800" numbers) of Seller;

  (xx)    the legal name "Lone Star Rentals, Inc.;" and

  (xxi) except as specified in Section 2.1(b) below, all other property owned by Seller, or in which it has an interest on the Closing Date, including, without limitation, all fixed assets included on Seller's Latest Balance Sheet and any and all subsequent improvements or additions thereon through the Closing Date.

  (b) Excluded Assets. Notwithstanding Section 2.1(a) above, the following assets are expressly excluded from the purchase and sale contemplated hereby and, as such, are not Acquired Assets (collectively, the "Excluded Assets"):

    (i)   all monies to be received by Seller from Purchaser;

    (ii)  all rights of Seller under this Agreement;

    (iii) all qualifications to do business as a foreign corporation;

    (iv) all arrangements with registered agents relating to foreign qualifications;

    (v)   all taxpayer and other identification numbers;

    (vi) all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

    (vii) accounts previously written off and accounts which after Closing are deducted from the Purchase Price due to non-collection; and

    (viii) accounts earned prior to the Closing but not reflected on the Company's accounts receivable listing as of the Closing.

  (c) Assumed Contracts; No Assumption of Liabilities. Subject to the conditions specified in this Agreement, from and after the Closing, Purchaser will not assume or in any way be responsible for any liabilities or obligations of Seller or any other liabilities or obligations whatsoever related to the operation of the Business or condition of the Acquired Assets at any time prior to the Closing, except for liabilities and obligations under the Assumed Contracts to the extent specifically provided below. From and after the Closing, Purchaser will assume liabilities and obligations pursuant to the Seller Contracts which are set forth on Schedule 6.3 and the Contracts Schedule (the "Assumed Contracts"), but excluding any liability or obligation relating to or arising out of any such Assumed Contract as a result of (A) any breach of such Assumed Contract occurring on or prior to the Closing, (B) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing; or (C) any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand. Payment for goods and services received by the Seller prior to the Closing shall be paid by Seller. Payment for goods and services received and accepted by Purchaser after the Closing shall be paid by Purchaser.

  (d) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule hereto, Purchaser will not assume or be liable for any liabilities or obligations of Seller or the Stockholder not expressly assumed by Purchaser pursuant to Section 2.1(c) above, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the Acquired Assets or otherwise, and regardless of when asserted (collectively, the "Excluded Liabilities"), including, without limitation, the following liabilities and obligations of Seller or the Stockholder:

    (a) liabilities or obligations for any contracts, agreements, leases or other arrangements, accounts payable, accrued liabilities or other short-term liabilities (other than liabilities under the Assumed Contracts to the extent set forth in Section 2.1(c) hereof) or any undisclosed or contingent liabilities;

    (b) liabilities or obligations with respect to all Taxes, including all Taxes of Seller relating to the ownership or operation of the Business and/or the Acquired Assets on or prior to the Closing and all Taxes arising out of or relating to any of the transactions contemplated hereby;

    (c) liabilities or obligations of Seller or the Stockholder for costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (including liabilities or obligations under this Agreement and the agreements contemplated hereunder);

    (d) liabilities or obligations arising out of or relating to the Excluded Assets;

    (e) liabilities or obligations for any claims (whenever made) arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation existing, arising or occurring (A) in connection with the ownership or operation of the business and/or the Acquired Assets on or prior to the Closing or (B) in connection with Seller's, the Stockholder's or any of their Affiliates' businesses or activities at any time prior to or on or after the Closing; or

    (f) any liabilities or obligations under ERISA or any retirement or benefit plan or arrangement.

Seller hereby acknowledges that it is retaining the Excluded Liabilities. Seller and the Stockholder jointly and severally agree to promptly pay and discharge all such liabilities and obligations covered by Section 11.6 in accordance therewith and all other such liabilities and obligations when due.

  2.2 PURCHASE PRICE FOR ACQUIRED ASSETS. The aggregate purchase price to be paid to Seller for the Acquired Assets (the "Purchase Price") shall be paid as follows: (i) Purchaser shall deliver $10,579,711 (as adjusted pursuant to Section 2.3 below) in cash to Seller (as adjusted, the "Cash Purchase Price");
(ii) Purchaser shall deliver to Seller a Subordinated Promissory Note issued by NES in the original principal amount of $350,000 in the form of

Exhibit A attached hereto (a "NES Promissory Note");(iii) Purchaser shall maintain $500,000 in a book entry account of Purchaser (the "Holdback"); and
(iv) Purchaser shall assume liabilities and obligations pursuant to the Assumed Contracts to the extent provided in Section 2.1(c). The Holdback shall be available to satisfy any amounts owing to Purchaser pursuant to Section 2.3 and/or Section 9.2. The Cash Purchase Price shall be subject to adjustment pursuant to Section 2.3. The Holdback shall accrue interest at the rate of 8.25% per annum from date of Closing until paid.

  2.3   PURCHASE PRICE ADJUSTMENTS.

  (a) Post-Closing Adjustment of Cash Purchase Price. Within 90 days after the Closing Date, Purchaser and its auditors will conduct a review (the "Closing Review") of the Book Value of Assets as of the close of business on the day before the Closing Date and will prepare and deliver to Seller a computation of the Book Value of Assets as of the close of business on the day before the Closing Date (the "Draft Computation"). Purchaser and its auditors will give Seller and its auditors an opportunity to observe the Closing Review and will make available to such Persons all records and work papers used in preparing the Draft Computation. If Seller disagrees with the computation of the Book Value of Assets reflected on the Draft Computation, Seller may, within thirty (30) days after receipt of the Draft Computation, deliver a notice (an "Objection Notice") to Purchaser setting forth Seller's calculation of the amount of the Book Value of Assets as of the close of business on the day before the Closing Date. The Purchaser and Seller will use reasonable efforts to resolve any disagreements as to the computation of the Book Value of Assets, but if they do not obtain a final resolution within 30 days after Purchaser has received the Objection Notice, Purchaser and Seller will jointly retain an independent accounting firm of recognized national or regional standing (the "Firm") to resolve any remaining disagreements. If Purchaser and Seller are unable to agree on the choice of the Firm, the Firm will be a "big-six" accounting firm selected by lot (after excluding one firm designated by the Purchaser and one firm designated by Seller). Purchaser and Seller will direct the Firm to render a determination within 15 days of its retention and Purchaser, Seller and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Computation set forth in the Objection Notice which the Purchaser and Seller are unable to resolve. The Firm's determination will be based on the definition of Book Value of Assets included herein. The determination of the Firm will be conclusive and binding upon the Parties. Purchaser and Seller shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. The amount of the Book Value of Assets, as finally determined pursuant to this
Section 2.3(a), is referred to herein as the "Actual Book Value of Assets." If the Actual Book Value of Assets is less than $11,579,711 (the "Book Value of Assets Shortfall"), Purchaser shall be entitled to receive from the Holdback, within two (2) Business Days after the determination thereof, the amount of such shortfall; provided, however, that if the amount then left in the Holdback is less than the amount of the Book Value of Assets Shortfall, Seller shall pay to the Purchaser, within two (2) Business Days after the determination of the Actual Book Value of Assets, the amount by which the Holdback is less than the Book Value of Assets Shortfall by wire transfer or delivery of other immediately available funds. If the Actual Book Value of Assets exceeds $11,579,711, Purchaser shall pay to Seller, within two (2) Business Days after the determination of such excess by wire transfer or delivery of other immediately available funds.

  (b) Accounts Receivable Adjustment. Notwithstanding anything herein to the contrary, the Cash Purchase Price will be reduced dollar-for-dollar by the aggregate amount of the net notes and accounts receivable of Seller in existence as of the Closing (the "Accounts Receivable"), which are uncollected by Purchaser (the "Uncollected Receivables Amount") as of the 90th day following the Closing Date (the "Receivables Determination Date"). If there is an Uncollected Receivables Amount, Purchaser shall be entitled to receive the Uncollected Receivables Amount from the Holdback within two (2) Business Days after the Receivables Determination Date; provided, however, that if the amount then left in the Holdback is less than the Uncollected Receivables Amount, Seller shall pay to Purchaser, within two (2) Business Days after the Receivables Determination Date, the amount by which the Holdback is less than the Uncollected Receivables Amount by wire transfer or delivery of other immediately available funds. For the purpose of determining amounts collected by Purchaser with respect to the Accounts Receivable, (i) in the absence of a bona fide dispute between an account debtor and Purchaser regarding receivables of such account debtor accrued prior to the Closing Date, all payments by an account debtor shall first be applied to the oldest outstanding invoice due from that account debtor, and (ii) in the case of a dispute between Purchaser and an account debtor with respect to a particular invoice, all payments shall be first applied to the next oldest invoice due from that account debtor. Purchaser shall not be required to retain a collection agency, bring any suit, or take any other action out of the ordinary course of business to collect any of the Accounts Receivable. To the extent that Purchaser has not collected the full amount of the Accounts Receivable and Purchaser has been compensated therefor in accordance with this Section, Purchaser shall assign any such uncollected Accounts Receivable to Seller (the "Uncollected Accounts Receivable"). Notwithstanding any provision to the contrary, but subject to any offsets herein, Purchaser shall pay to Seller all funds collected by Purchaser on (i) accounts written off by Seller prior to Closing which are not reflected in the determination of Actual Book Value of Assets and (iii) the Uncollected Accounts Receivable.

  2.4 THE CLOSING. The closing of the purchase and sale of the Acquired Assets, and the transactions relating thereto (the "Closing") will take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, or at such other place as is mutually agreeable to the Parties, commencing at 10:00 a.m. local time on such day as Purchaser may specify on three days prior written notice to Seller or such other date as the Parties may mutually determine. The date and time of the Closing are herein referred to as the "Closing Date." At the Closing, subject to the atisfaction or waiver of each of the conditions specified in Sections 10.1 and 10.2 below:

  (a) Seller will convey to Purchaser good title to all of the Acquired Assets, free and clear of all Liens, and deliver to Purchaser warranty deeds, bills of sale, assignments of leases and contracts and all other instruments of conveyance which are necessary or desirable to effect transfer of the Acquired Assets (the "Sale");

  (b) Purchaser will deliver to Seller (or, at Seller's direction, to lenders or other third parties) the Cash Purchase Price by wire transfer of immediately available funds;

  (c) Purchaser will deliver to Seller a NES Promissory Note in the aggregate principal amount of $500,000 as payment which constitutes payment of $350,000 of the Purchase Price and payment of the Noncompete Payment; and

  (d) there shall be delivered to Purchaser and Seller the opinions, certificates and other documents and instruments provided to be delivered under
Article 10 hereof.

  2.5 DISTRIBUTION OF HOLDBACK. On the 120th day after the Closing Date, Purchaser shall pay to Seller an amount equal to the amount of the Holdback (together with all accrued but undistributed interest thereon), if any, remaining after (i) all amounts owing to Purchaser pursuant to Section 2.3 have been satisfied and (ii) all claims of Purchaser under Section 9.2 which have theretofore been finally resolved have been satisfied (the "Remaining Holdback") less any amount which Purchaser claims, prior to such 90th day, that it is entitled to receive pursuant to Section 2.3 or Section 9.2 (each, a Pending Claim"). As soon as practicable following final resolution of all Pending Claims, Purchaser shall pay to Seller an aggregate amount equal to the portion, if any, of the Holdback (together with all accrued but undistributed interest thereon) which remains after payment of the Remaining Holdback and final resolution of all Pending Claims.

                                   ARTICLE 3

                           TRANSITIONAL ARRANGEMENTS

  3.1 SELLER'S NAME CHANGE. Within five days after the Closing, Seller will change its corporate name to a name which is not (and which is not confusingly similar to) "Lone Star Rentals, Inc.," it being the intent of the Parties that from and after the Closing Purchaser will have the sole right as against Seller and all other Persons to conduct business under such name and that Purchaser will commence doing so at the time of the Closing.

                                   ARTICLE 4

                      NON-COMPETITION AND CONFIDENTIALITY

  4.1 NONCOMPETITION AGREEMENT OF SELLER AND THE STOCKHOLDER.

  (a) Noncompetition. In consideration of the Noncompete Payment (as defined below) and the mutual covenants provided herein to Seller at the Closing, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompete Period"), each of Seller and the Stockholder shall not, and shall use such Person's best efforts not to permit such Person's Affiliates to, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business competing with the businesses of NES and its Affiliates as such businesses exist (after giving effect to the transactions contemplated by this Agreement) or are contemplated to exist on the Closing Date (including, without limitation, the sale, rental and maintenance of construction equipment) within 150 miles of any store location which NES or any of its Affiliates at any time conducts such business (but excluding any store location of NES or any Affiliate of NES which is opened within 150 miles of any store location of a competing enterprise with respect to which the Stockholder has previously incurred significant financial obligations or in which the Stockholder has previously made a significant financial investment without violating the provisions of this Article IV), except on behalf of Purchaser as expressly permitted under the Employment Agreement; provided that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses. The Parties agree that the covenant set forth in this Section 4.1 is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. As further consideration for the obligations of the Seller pursuant to this Section 4.1, at the Closing Purchaser shall deliver to Seller a NES Promissory Note
(the "Noncompete Payment") in the original principal amount of $150,000. Notwithstanding any provision to the contrary, the obligations of the Stockholder under this Article 4 shall terminate (without affecting the obligations of NES under the Promissory Note) if (i) Purchaser fails to make a payment to Seller when due pursuant to Section 2.3(a) or Section 2.5 and such non-payment continues after sixty (60) days written notice from Seller to NES and Purchaser; or (ii) NES ceases to pay quarterly interest payments as provided in the NES Promissory Note and such non-payment continues after sixty (60) days written notice from Seller to NES and Purchaser; or (iii) Purchaser fails to make a payment of rent when due under any of the Stockholder Lease Agreements, other than as a result of a breach of such Stockholder Lease Agreement by Seller or the Stockholder, and without the written consent of the Stockholder, and such non-payment continues after sixty (60) days written notice from Seller to NES and Purchaser. The earlier termination of the noncompetition agreements contained in Section 7 of the Employment Agreement shall not affect in any manner the operation and effectiveness of this Article 4.

  (b) Nonsolicitation. Each of Seller and the Stockholder agrees that, during the Noncompete Period, such Person (i) shall not, and shall use such Person's best efforts not to permit such Person's Affiliates to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by Purchaser at any time prior to the Closing Date or during the Noncompete Period, without the prior written consent of Purchaser (as to Stockholder's brother, which consent shall not be unreasonably withheld) and (ii) shall not induce or attempt to induce any customer or other business relation of Purchaser into any business relationship which might materially harm Purchaser. The term "indirectly" as used in this
Section 4.1 is intended to mean any acts authorized or directed by or on behalf of Seller, the Stockholder or any Person controlled by Seller or the Stockholder.

4.2 CONFIDENTIALITY OBLIGATIONS OF SELLER AND THE STOCKHOLDER.

  (a) Confidential Treatment. Seller and the Stockholder will (and will cause each of their Affiliates to) treat and hold as confidential all information concerning the conduct or affairs of the Business (the "Confidential Information"), refrain from using any Confidential Information, and, at Purchaser's request, deliver to Purchaser or destroy all tangible embodiments (and all copies) of any Confidential Information which are in Seller's, Stockholder's or any such Affiliate's possession. This Section 4.2(a) will not apply to any Confidential Information which is generally available to the public (other than by reason of any disclosure by Seller, the Stockholder or Affiliate thereof which constitutes or is the result of breach of this Section 4.2(a) or any disclosure by any such Affiliate which would constitute a breach of this
Section 4.2(a) if such Affiliate were Seller) immediately prior to the time of disclosure.

  (b) Forced Disclosure. If Seller, the Stockholder or any Affiliate thereof is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person will notify Purchaser promptly of such request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 4.2. If, in the absence of such a protective order or waiver, the Seller, the Stockholder or any Affiliate thereof, on the advice of counsel, is compelled to disclose any Confidential Information to any Government Entity, such Person will use his or its best efforts to ensure that such disclosure is limited to Confidential Information which is so required to be disclosed and obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

  4.3 CONFIDENTIALITY OBLIGATIONS OF THE PURCHASER.

  (a) Confidential Treatment. From the date of this Agreement until the Closing, Purchaser will (and will cause each of its Affiliates to) treat and hold as confidential all Confidential Information, refrain from using any Confidential Information (other than in preparation for the transactions contemplated by this Agreement), and, at Seller's request after termination of this Agreement, deliver to Seller or destroy all tangible embodiments (and all copies) of any Confidential Information which are in Purchaser's or any such Affiliate's possession. This Section 4.3(a) will not apply to any Confidential Information which is generally available to the public (other than by reason of any disclosure by Purchaser or any Affiliate of Purchaser which constitutes or is the result of breach of this Section 4.3(a) or any disclosure by such an Affiliate which would constitute a breach of this Section 4.3(a) if such Affiliate were Purchaser) immediately prior to the time of disclosure.

  (b) Forced Disclosure. If Purchaser or any Affiliate of Purchaser is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information prior to the Closing, Purchaser will notify Seller promptly of such request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 4.3. If, in the absence of such a protective order or waiver, Purchaser or any Affiliate of Purchaser, on the advice of counsel, is compelled to disclose any Confidential Information to any Government Entity, Purchaser will use its best efforts to ensure that such disclosure is limited to Confidential Information which is so required to be disclosed and obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

  4.4 TRADE NAMES. Neither Seller nor the Stockholder shall use or permit any of its Affiliates to use the "Lone Star Rental" name or any name confusingly similar thereto in any manner anywhere in the world after Closing.

  4.5 REMEDY FOR BREACH. Each Party acknowledges and agrees that in the event of a breach by any Party of any of the provisions of this Article 4, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Parties and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  As a material inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants that:

  5.1 ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

  5.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. Purchaser's execution, delivery and performance of each Transaction Document to which Purchaser is a party has been duly authorized by Purchaser. Each Transaction Document to which Purchaser is a party constitutes a valid and binding obligation of Purchaser which is enforceable in accordance with its terms. The execution, delivery and performance by Purchaser of the Transaction Documents to which Purchaser is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of Purchaser or any agreement, instrument, or other document, or any Legal Requirement, to which Purchaser or any of its assets is subject.

  5.3 BROKERAGE. There is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which is binding upon Purchaser.

  5.4 DISCLOSURE. Neither this Article 5 nor any certificate or other item delivered to Seller by or on behalf of Purchaser with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact which is necessary to make any statement contained herein or therein not misleading.

  5.5 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 5 and all information contained in any certificate delivered by or on behalf of Purchaser pursuant to this Agreement will be true and correct as of the time of the Closing as though then made, except to the extent that Purchaser has advised Seller otherwise in writing prior to the Closing.

                                   ARTICLE 6

         REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

  As a material inducement to Purchaser to enter into this Agreement, purchase the Acquired Assets, Seller and the Stockholder hereby jointly and severally represent and warrant that:

  6.1 ORGANIZATION AND CORPORATE POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to do business in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify.
Schedule 6.1 - Organization Schedule attached hereto lists every jurisdiction where Seller is duly qualified to do business and its jurisdiction of incorporation. Seller has the requisite corporate power necessary to own and operate its properties, carry on the Business, and enter into, deliver and carry out the transactions contemplated by the Transaction Documents.

  6.2 CAPITAL STOCK AND RELATED MATTERS. The authorized capital stock of Seller consists of 500,000 shares of Common Stock, no par value per share, of which
1,000 shares are issued and outstanding.   All of the issued and outstanding
shares of Seller have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Stockholder, free and clear of any Lien, option or other right of any nature. No class of capital stock of Seller is entitled to contractual or other preemptive rights. Except as set forth on the attached Schedule 6.2 - Capitalization Schedule:

  (a) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock;

  (b) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Seller; and

  (c) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Seller.

  To the extent any of the rights described in clauses (a) and (b) above are in existence, Schedule 6.2 - Capitalization Schedule sets forth a description of the nature of such rights and the names of the Persons holding such rights and the amounts thereof.

  6.3 AUTHORIZATION; BINDING EFFECT; NO BREACH. Seller's execution, delivery and performance of each Transaction Document to which it is a party have been duly authorized by Seller. Each Transaction Document to which Seller is a party constitutes a valid and binding obligation of Seller which is enforceable in accordance with its terms. Except as set forth on the attached Schedule 6.3 - Consents Schedule, the execution, delivery and performance of the Transaction Documents to which Seller is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the Acquired Assets under, (iv) give any third party the right to modify, terminate or accelerate any liability or obligation of Seller under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of Seller or any agreement, instrument or other document, or any Legal Requirement, to which Seller or any of Seller's assets is subject. Without limiting the generality of the foregoing, except as set forth on the attached Schedule 6.3 - Consents Schedule, neither Seller nor any Affiliate of Seller has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the Business or the Acquired Assets (or any substantial portion thereof) to any Person other than Purchaser, and Seller has not entered into any agreement, nor is it bound by any obligation of any kind whatsoever, to issue any capital stock of Seller to any Person.

  6.4 SUBSIDIARIES; INVESTMENTS. Seller does not own or hold any rights to acquire any capital stock or any other security, interest or Investment in any other Person other than investments which constitute cash or cash equivalents. Seller does not have, and has never had, a Subsidiary.

  6.5 FINANCIAL STATEMENTS AND RELATED MATTERS.

  (a) Financial Statements. Each of (i) the balance sheets of Seller as of December 31, 1995 and December 31, 1996 and the related statements of income and cash flows for the respective 12-month periods then ended and (ii) the unaudited balance sheet of Seller as of February 28, 1997 (the "Latest Balance Sheet") and the related unaudited statements of income and cash flows for the 2-month period then ended (collectively, the "Financial Statements") (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with GAAP.

  (b) Receivables. The notes and accounts receivable which are part of the Acquired Assets are valid receivables, current, and are subject to no valid counterclaims or setoffs, at the aggregate amount recorded on the Seller's books and records as of the Closing, net of an amount of allowances for doubtful accounts which relate to those receivables computed in a manner consistent with GAAP and the accounting practices used in the preparation of the Latest Balance Sheet.

  6.6 ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth on the attached
Schedule 6.6 - Liabilities Schedule, Seller does not have any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller or the Stockholder, whether due or to become due, and regardless of when asserted) other than: (a) the liabilities set forth on the face of the Latest Balance Sheet, (b) current liabilities which have arisen after the date of the Latest Balance Sheet, in the ordinary course of the Business and consistent with Seller's past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (c) other liabilities and obligations expressly disclosed and quantified in the other Schedules to this Agreement.

  6.7 ACQUIRED ASSETS.  Except as set forth on the attached Schedule 6.7 -Assets
Schedule:

  (a) the Acquired Assets constitute all of the assets and rights (other than the Excluded Assets) which are necessary for the conduct of the Business as currently conducted and presently proposed to be conducted;

  (b) Seller has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired by it since the date of the Latest Balance Sheet in each case free and clear of all Liens, other than (i) properties and assets disposed of in the ordinary course of business and consistent with its past practice since the date of the Latest Balance Sheet and (ii) Liens disclosed on the Latest Balance Sheet (including any notes thereto); and

  (c) Except for normal and ordinary service and maintenance requirements consistent with Seller's prior operation of the business, Seller's equipment and other tangible assets are in good operating condition and fit for use in the ordinary course of business and consistent with its past practice.

  6.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the attached
Schedule 6.8 - Developments Schedule, since January 1, 1997, there has been no adverse change in the Acquired Assets or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business. Without limiting the generality of the preceding sentence, except as expressly contemplated by this Agreement or as set forth on the attached Schedule 6.8 - Developments Schedule, since January 1, 1997, Seller has not:

  (a) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

  (b) issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or any other equity securities;

  (c) engaged in any activity which has resulted in the acceleration or delay of the collection of its accounts or notes receivable or any delay in the payment in its accounts payable, in each case as compared with its custom and practice in the conduct of the Business immediately prior to January 1, 1997;

  (d) discharged or satisfied any Lien or paid any obligation or liability other than current liabilities paid in the ordinary course of the Business and consistent with Seller's past practice;

  (e) mortgaged or pledged any Acquired Asset or subjected any Acquired Asset to any Lien;

  (f) sold, assigned, conveyed, transferred, canceled or waived any property, tangible asset, Proprietary Right of Seller or other intangible asset or right which, if it were held by Seller on the Closing Date, would constitute an Acquired Asset other than in the ordinary course of the Business and consistent with Seller's past practice;

  (g) disclosed any Confidential Information to any Person other than Purchaser and Purchaser's representatives, agents, attorneys, accountants and present and proposed financing sources;

  (h) waived any right other than in the ordinary course of the Business or consistent with Seller's past practice;

  (i) made commitments for capital expenditures which, in the aggregate, would exceed $500,000;

  (j) made any loan or advance to, or guarantee for the benefit of, or any Investment (other than Investments which constitute Excluded Assets) in, any other Person;

  (k) granted any bonus or any increase in wages, salary or other compensation to any employee (other than any increase in wages or salaries granted in the ordinary course of the Business and consistent with Seller's past practice granted to any employee who is not affiliated with Seller other than by reason of such Person's employment by Seller);

  (l) made any charitable contributions;

  (m) suffered damages, destruction or casualty losses which, in the aggregate, exceed $10,000 (whether or not covered by insurance) to any Acquired Asset, or any other property or asset which, if it existed and was held by Seller on the Closing Date, would constitute an Acquired Asset;

  (n) received any indication from any material supplier of Seller to the effect that such supplier will stop, or materially decrease the rate of, supplying materials, products or services to Seller (or to Purchaser, if the Sale is consummated), or received any indication from any material customer of Seller to the effect that such customer will stop, or materially decrease the rate of, buying materials, products or services from Seller (or from Purchaser, if the Sale is consummated);

  (o) entered into any transaction other than in the ordinary course of the Business, and consistent with Seller's past practice, or entered into any other material transaction, whether or not in the ordinary course of the Business which may adversely affect the Business or the Acquired Assets; or

  (p) agreed to do any act described in any of clauses 6.8(a) through (o) above.

  6.9 TAX MATTERS.  Except as set forth in the attached Schedule 6.9 - Taxes
Schedule:

  (a) Seller has filed all Tax returns and other reports which it was required to file and each such return or other report was correct and complete in all respects, and Seller has paid all Taxes due and owing by it (whether or not shown on any Tax return or other report) and has withheld and paid over all Taxes which it is obligated to withhold from amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party;

  (b) no Tax audits are pending or being conducted with respect to Seller;

  (c) there are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax;

  (d) no information related to Tax matters has been requested by any Taxing authority and Seller has not received notice indicating an intent to open an audit or other review from any Taxing authority;

  (e) there are no unresolved disputes or claims concerning Seller's Tax liability;

  (f) no claim has ever been made by any jurisdiction in which Seller does not file Tax returns to the effect that Seller is or may be subject to any Tax imposed by that jurisdiction;

  (g) a valid election to be an S Corporation (as defined in Section 1361(d) of the Code and any corresponding provision of state, local or foreign law) has been in effect with respect to Lone Star Rentals, Inc. at all times since January 31, 1990;

  (h) Seller has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency; and

  (i) Seller is not a party to any Tax sharing or allocation agreement, and Seller does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

  6.10 CONTRACTS AND COMMITMENTS.

  (a) Contracts Schedule. Other than this Agreement or as described on the attached Schedule 6.10 - Contracts Schedule, Seller is not a party to any written or oral:

      (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit, welfare or stock plan or arrangement which is not described on the attached Schedule 6.15 - Employee Benefits Schedule, or any contract with any labor union, or any severance agreement;

      (ii) contract for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis;

      (iii) contract pursuant to which Seller has advanced or loaned funds, or agreed to advance or loan funds, to any other Person;

      (iv) contract or indenture relating to any Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any of the Acquired Assets after the Closing except as disclosed on Schedule 6.3;

      (v) contract pursuant to which Seller is the lessee of, or holds or operates, any real or personal property owned by any other Person;

      (vi) contract pursuant to which Seller is the lessor of, or permits any third party to hold or operate, any real or personal property owned by Seller or of which Seller is a lessee;

      (vii) assignment, license, indemnification or other contract with respect to any intangible property (including any Proprietary Right of Seller);

      (viii) contract or agreement with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the ordinary course of business and in accordance with Seller's past practice which both (1) requires delivery after the date which is six months after to Closing Date and (2) involves a sale price of more than $25,000;

      (ix) contract prohibiting it from freely engaging in any business anywhere in the world;

      (x) independent sales representative or distributorship agreement with respect to the Business; or

      (xi) any other contract which involves consideration in excess of $25,000, other than (i) equipment rental and sales contracts entered into by Seller in the ordinary course of business and consistent with the prior practices of Seller or (ii) agreements identified in Schedule 6.3 hereto.

  (b) Enforceability. Each item described on the attached Schedule 6.10 - Contracts Schedule (the "Contracts") is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

  (c) Compliance. Seller has performed all obligations required to be performed by it under each Contract to which it is a party, and, to the best of Seller's Knowledge, Seller is not in default under or in breach in any material respect of (nor is it in receipt of any claim of default or breach under) any such obligation. No event has occurred which with the passage of time or the giving of notice (or both) would result in a default, breach or event of noncompliance in any material respect under any obligation of Seller pursuant to any Contract to which it is a party. Seller has no present expectation or intention of not fully performing any obligation of Seller pursuant to any Contract to which it is a party, and Seller has no Knowledge of any breach or anticipated breach by any other party to any Contract.

  (d) Leases. With respect to each Contract which is a lease of personal property, Seller holds a valid and existing leasehold interest under such lease for the term set forth with respect to such lease on the attached Schedule 6.10
- Contracts Schedule.

  (e) Affiliated Transactions. Except as set forth on the attached Schedule 6.10(e) - Affiliated Transactions Schedule, no officer, director, stockholder or Affiliate of Seller (and no individual related by blood or marriage to any such Person, and no entity in which any such Person or individual owns any beneficial interest) is a party to any agreement, contract, commitment or transaction with Seller (other than this Agreement) or has any material interest in any material property used by Seller.

  (d) Copies. Purchaser has been supplied with a true and correct copy of each written Contract, each as currently in effect.

  6.11 CERTAIN LITIGATION. Except as set forth on the attached Schedule 6.11 - Litigation Schedule, there is no action, suit, proceeding, order, investigation or claim pending (or, to the best of Seller's Knowledge, threatened) against or affecting Seller, the Business (or to the best of Seller's Knowledge, pending or threatened against or affecting any officer, director or employee of Seller with respect to the Business, at law or in equity, or before or by any Government Entity (a) with respect to the transactions contemplated by the Transaction Documents, or (b) concerning the design, manufacture, rendering or sale by Seller of product or service in the course of the Business or otherwise concerning the conduct of the Business, and, to the best of Seller's Knowledge, there is no basis for any of the foregoing.

  6.12 BROKERAGE. Except as set forth on the attached Schedule 6.12 - Brokerage Schedule, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which may be binding upon Seller or to which Seller or any of the Acquired Assets may be subject.

  6.13 INSURANCE. The attached Schedule 6.13 - Insurance Schedule contains a description of each insurance policy maintained by Seller with respect to its properties, assets or business, and each such policy is in full force and effect. Seller is not in default on any obligation pursuant to any insurance policy maintained by it.

  6.14 EMPLOYEES.

  (a) Continued Employment. To the best of Seller's Knowledge, no executive or key employee of Seller or any group of employees of Seller has any plans to terminate employment with Seller.

  (b) Compliance and Restrictions. Seller has complied with all laws relating to the employment of labor in connection with the Business, including provisions of such laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and Seller has no material labor relations problem (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither Seller nor any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting, or in conflict with, the Business activities.

  6.15 EMPLOYEE BENEFITS. Except as set forth on the attached Schedule 6.15 - Employee Benefits Schedule:

  (a) with respect to all current employees (including those on lay-off, disability or leave of absence), former employees, and retired employees of Seller (the "Seller Employees"), Seller does not maintain or contribute to any
(a) employee welfare benefit plans (as defined in Section 3(1) of ERISA) ("Employee Welfare Plans"), or (b) any plan, policy or arrangement which provides nonqualified deferred compensation, bonus or retirement benefits, severance or "change of control" (as set forth in Code Section 280G) benefits, or life, disability accident, vacation, tuition reimbursement or other material fringe benefits ("Other Plans");

  (b) Seller does not, and has not during the past six (6) years, maintained, contributed to, or participated in any defined benefit plan or defined contribution plan which are employee pension benefit plans (as defined in Section 3(2) of ERISA) ("Employee Pension Plans");

  (c) Seller does not, and never has, contributed to or participated in any multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan");

  (d) Seller does not maintain or have any obligation to contribute to or provide any post-retirement health, accident or life insurance benefits to any Seller Employee, other than limited medical benefits required to be provided under Code Section 4980B;

  (e) all Plans (and all related trusts and insurance contracts) comply in form and in operation in all respects with the applicable requirements of ERISA and the Code;

  (f) all required reports and descriptions (including all Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) with respect to all Plans have been properly filed with the appropriate government agency or distributed to participants, and Seller has complied with the requirements of Code Section 4980B;

  (g) with respect to each Plan, all contributions, premiums or payments which are due on or before the Closing Date have been paid to such Plan; and

  (h) Seller has not incurred, and has no reason to believe that it will incur, any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), the United States Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414(b) and (c) of the Code) that includes Seller (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any member of the Controlled Group of incurring such a liability (other than liability for premiums due the PBGC) which could reasonably be expected to have any adverse effect on Purchaser or any of the Acquired Assets after the Closing.

  The "Plans" means all Employee Pension Plans, Employee Welfare Plans, Other Plans and Multiemployer Plans to which Seller contributes or is a party.

  Schedule 6.15 - Employee Benefits Schedule sets forth a true, correct and complete list of all Continuing Employees employed by Seller indicating the amount of each such Continuing Employee's severance payments (if any) and earned or accrued vacation pay, sick leave pay and floating holiday pay.

  6.16 REAL ESTATE.

  (a) Owned Properties. The attached Schedule 6.16 - Real Estate Schedule lists and describes briefly all real property that Seller owns (the "Owned Real Property"). Except as otherwise described on Schedule 6.16 - Real Estate Schedule, with respect to each such parcel of Owned Real Property:

      (i) Seller has good and marketable fee simple title to each such parcel free and clear of any Lien, except for (1) statutory liens for current taxes or other governmental charges with respect to the Owned Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Seller, and with respect to which all reserves required by GAAP have been established; (2) mechanics, carriers workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Business; (3) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property which are not violated by the current use and operation of the Owned Real Property; and (d) covenants, conditions, restrictions, easements and other matters of record affecting title to the Owned Real Property which do not materially impair the use or value of the Owned Real Property for the purposes for which it is used in connection with the Business (collectively, the "Permitted Liens");

      (ii) there are no pending (or, to the best of the Seller's Knowledge, threatened) condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property or other matters affecting adversely the current use, occupancy, or value of the Owned Real Property;

      (iii) the Owned Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Owned Real Property, and the Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

      (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property;

      (v) there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property, or any portion thereof or interest therein;

      (vi) no Person (other than Seller which owns such parcel) is in possession of any of the Owned Real Property;

      (vii) the current use of the Owned Real Property and the operation of the Business does not violate any instrument of record or agreement affecting the Owned Real Property or any applicable Legal Requirements except for such violations which, individually and in the aggregate, could not reasonably be foreseen to have a material adverse affect on the Business;

      (viii) all buildings, structures and other improvements located on the Owned Real Property, including all material components thereof, are in good operating condition and repair, subject only to the provision of usual and customary maintenance provided in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Owned Real Property are sufficient to enable the continued operation of the Owned Real Property as it is now operated in connection with the conduct of the Business; and

      (ix) all certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the operation of the Business on the Owned Real Property required to have been issued to enable the Owned Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used in connection with the operation of the Business, have been lawfully issued and are, as of the date, hereof, in full force and effect.

  (b) Leased Property. The attached Schedule 6.16 - Real Estate Schedule lists and describes briefly all real property leased or subleased to Seller and all other real property which is used in the Business, and not owned by Seller (the "Leased Real Property"). Seller has delivered to Purchaser correct and complete copies of the leases and subleases listed on Schedule 6.16 - Real Estate Schedule (collectively, the "Leases"). With respect to the Leased Real Property and each of the Leases:

      (i) such Lease is legal, valid, binding, enforceable, and in full force and effect;

      (ii) such Lease is fully assignable to Purchaser and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Sale and the Assumption and the commencement of the operation of the Business by Purchaser;

      (iii) no party to such Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration of such lease or sublease;

      (iv)   no party to such Lease has repudiated any provision thereof;

      (v) there are no disputes, oral agreements, or forbearance programs in effect as to such Lease;

      (vi) in the case of each Lease which is a sublease, the representations and warranties set forth in clauses 6.16(b)(i) through (v) are true and correct with respect to the underlying lease;

      (vii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold created pursuant to such Lease;

      (viii) none of the Leases has been modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to Purchaser;

      (ix) all buildings, improvements and other structures located upon the Leased Real Property have received all approvals or governmental authorities, including licenses and permits, required in connection with the operation of the Business, thereon and have been operated and maintained in accordance with all applicable Legal Requirements and the terms and conditions of the Leases; and

      (x) all buildings, structures and other improvements located upon the Leased Real Property, including, without limitation, all components thereof, are in good operating condition subject to the provision of usual and customary maintenance in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage and other utility lines and systems serving the Leased Real Property are sufficient to enable the continued operation of the Leased Real Property in the manner currently being used in connection with the operation of the Business.

  6.17 COMPLIANCE WITH LAWS.

  (a) Generally. To the best of Stockholder's knowledge, except as set forth on the attached Schedule 6.17(a) - Compliance Schedule, Seller has not violated any Legal Requirement the violation of which could have an adverse effect on the Acquired Assets or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business, and Seller has not received notice alleging any such violation.

  (b) Required Permits. To the best of Stockholder's knowledge, Seller has complied with (and is in compliance with) all permits, licenses and other authorizations required for the occupation of Seller's facilities and the operation of the Business. To the best of Stockholder's knowledge, the items described on the attached Schedule 6.17(b) - Permits Schedule constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity which are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the Acquired Assets or Purchaser's conduct of the Business (as such is presently conducted by Seller) thereafter.

  (c) Environmental and Safety Matters.  Without limiting the generality of
Section 6.18(a) and (b) above, except as set forth on the attached Schedule 6.17(c) - Environmental Matters Schedule, Seller and all of Seller's Environmental Affiliates have complied (and are in compliance, in all respects) with all applicable Environmental and Safety Requirements, and neither Seller nor any of Seller's Environmental Affiliates has received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under any Environmental and Safety Requirement. Without limiting the generality of the preceding sentence, except as set forth on the attached Schedule 6.17(c) - Environmental Matters Schedule:

      (i) no underground storage tank, asbestos-containing material in any form or condition, or PCB-containing materials or equipment, exists at any property owned or occupied by Seller or any of its Environmental Affiliates;

      (ii) to the best of the Stockholder's knowledge, the transactions contemplated to be consummated pursuant to the Transaction Documents will not result in the imposition of any obligations under Environmental and Safety Requirements for site investigation, cleanup or notification to or consent of any government agency or third party;

      (iii) to the best of the Stockholder's knowledge, no equipment, facts, events, conditions, conduct or methods relating to the past or present facilities, properties or operations of Seller or any of its Environmental Affiliates will prevent, hinder or limit continued compliance with any Environmental and Safety Requirement, give rise to or result in any corrective, investigatory or remedial obligation pursuant to Environmental and Safety Requirements, or give rise to or result in any other liability (including any liability relating to onsite or offsite hazardous or non-hazardous substance releases, personal injury, cleanup, remediation, property damage or natural resources damage) pursuant to any Environmental and Safety Requirement; and

      (iv) no Environmental Lien has attached to any property of Seller or any of its Environmental Affiliates.

  6.18 PRODUCT WARRANTY. Except as set forth on the attached Schedule 6.18 - Warranties Schedule, all products leased, manufactured, serviced, distributed, sold or delivered by Seller in connection with the Business have been manufactured, serviced, distributed, sold and/or delivered in conformity with all applicable contractual commitments and all express and implied warranties. No material liability of Seller exists for replacement or other damages in connection with any such product.

  6.19 PROPRIETARY RIGHTS.

  (a) The Schedule 6.19 - Proprietary Rights Schedule attached hereto sets forth a complete and correct list of: (i) all patented, registered or applied for Proprietary Rights owned or used by Seller; (ii) all trade names, unregistered trademarks and material unregistered copyrights owned or used by Seller; (iii) all licenses or other agreements to which Seller is a party, either as licensee or licensor, for the Proprietary Rights.

  (b) Except as set forth on the Schedule 6.19 - Proprietary Rights Schedule,
(i) Seller owns and possesses without restriction as to use, all right, title and interest in and to the Proprietary Rights necessary for the operation of Seller's businesses as currently conducted; (ii) Seller has not received any notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of Seller.

  (c) The transactions contemplated by this Agreement shall have no adverse effect on Seller's right, title and interest in and to any of their Proprietary Rights. Seller has taken all necessary and desirable actions to maintain and protect its Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Proprietary Rights.

  6.20 SELLER'S INVESTMENT REPRESENTATIONS. Seller (a) understands that the NES Promissory Note has not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) understands that the NES Promissory Note is not transferable, (c) is acquiring the NES Promissory Note solely for its own account for investment purposes, and not with a view to the distribution thereof, (d) is a sophisticated investor with knowledge and experience in business and financial matters, (e) acknowledges that it has been furnished with such financial and other information concerning Purchaser as it considers necessary in connection with its purchase of the NES Promissory Note and evaluating the merits and the risks inherent in holding the NES Promissory Note,
(f) has carefully reviewed such information and is thoroughly familiar with the proposed business, operations, properties and financial condition of the Purchaser, (g) has discussed with representatives of Purchaser any questions it may have had with respect thereto has received certain information concerning Purchaser and (h) is able to bear the economic risk and lack of liquidity inherent in holding the NES Promissory Note.

  6.21 DISCLOSURE. Neither this Article 6 nor any schedule, attachment, written statement, document, certificate or other item supplied to Purchaser by or on behalf of Seller with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which Seller has not disclosed to Purchaser in writing and of which any officer, director or executive employee of Seller is aware (other than matters of a general economic nature) and which has had or could reasonably be expected to have a material adverse effect upon the Acquired Assets or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business.

  6.22 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 6 and all information contained in any exhibit, schedule or attachment to this Agreement or in any certificate or other writing delivered by, or on behalf of, Seller to Purchaser will be true and correct as of the time of the Closing as though then made, except (i) as affected by the transactions expressly contemplated by the Transaction Documents, (ii) to the extent that such representation or warranty relates solely to an earlier date and (iii) to the extent that Seller has advised Purchaser otherwise in writing prior to the Closing.

                                   ARTICLE 7

          REPRESENTATIONS AND WARRANTIES CONCERNING THE STOCKHOLDERS

  As a material inducement to the Purchaser to enter into this Agreement, the Stockholder severally represents and warrants to the Purchaser that:

  7.1 AUTHORIZATION OF TRANSACTIONS. Such Stockholder has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Stockholder is a party and to perform his obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which such Stockholder is a party have been duly executed and delivered by such Stockholder and constitute the valid and binding agreements of such Stockholder, enforceable in accordance with their respective terms.

  7.2 ABSENCE OF CONFLICTS. The execution, delivery and performance of the Transaction Documents to which such Stockholder is a party do not and will not
(i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the Acquired Assets under, (iv) give any third party the right to modify, terminate or accelerate any liability or obligation of such Stockholder under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of Seller or any agreement, instrument or other document, or any Legal Requirement, to which such Stockholder or any of Stockholder's assets is subject. Without limiting the generality of the foregoing, neither such Stockholder nor any Affiliate of such Stockholder has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the Business or the Acquired Assets (or any substantial portion thereof) to any Person other than Purchaser, and such Stockholder has not entered into any agreement, nor is it bound by any obligation of any kind whatsoever, to sell any capital stock of Seller to any Person.

  7.3 BROKERAGE. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Stockholder.

  7.4 CLOSING DATE. All of the representations and warranties concerning such Stockholder contained in this Article 7 and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date except to the extent that such Stockholder has advised the Purchaser otherwise in writing prior to the Closing.

                                   ARTICLE 8

                               ACCESS TO RECORDS

  8.1 ACCESS TO RECORDS. To the extent reasonably required for any bona fide business purpose, each Party will allow, and will use its best efforts to cause its Affiliates to allow, the other Parties (and the other Parties' agents, representatives and Affiliates) access to all business records and files concerning the Business or the Acquired Assets which relate to the period prior to the Closing Date and will permit such Persons to make copies of the same. Such access will be granted upon reasonable advance notice, during normal business hours, and in such a manner so as not to interfere unreasonably with the operations of the Person affording such access. Without limiting the generality of the foregoing, if any Party or any of its Affiliates actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing relating to the Business, then the other Parties will cooperate, and use their best efforts to cause their Affiliates to cooperate, with the contesting or defending Person and its counsel in such contest or defense, make available such other Parties' and their Affiliates' personnel and provide such testimony and access to books and records as are reasonably requested in connection with such contest or defense, all at the contesting or defending Person's expense (unless the contesting or defending Person is entitled to indemnification therefor pursuant to Section 9.2 or 9.3). No provision of this Article 8 will be construed so as to limit Seller's obligation to transfer to Purchaser all Books and Records which are part of the Acquired Assets.

                                   ARTICLE 9

                         SURVIVAL AND INDEMNIFICATION

  9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Party or on its behalf. Neither a Party's participation in the consummation of any transaction pursuant to any Transaction Document nor any waiver of any condition to such participation (including any condition that a representation or warranty of any other Party be true and correct) will constitute a waiver by such participating Party of any representation or warranty of any Party or otherwise affect the survival of any such representation or warranty.

  9.2 INDEMNIFICATION OBLIGATIONS OF SELLER AND THE STOCKHOLDER. In addition to any other right or remedy available to Purchaser at law or in equity, Seller and the Stockholder will jointly and severally indemnify Purchaser and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Purchaser Indemnitees") in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating or incidental to or by virtue of, without duplication:

  (a) any misrepresentation or breach of any representation or warranty by Seller or the Stockholder set forth in this Agreement or any Schedule, Exhibit, certificate or other instrument or document furnished to Purchaser by Seller or the Stockholder pursuant to any Transaction Document;

  (b) any nonfulfillment or breach of any covenant or agreement of Seller or the Stockholder set forth in any Transaction Document;

  (c) any Excluded Liability; or

  (d) any Excluded Asset.

  The Purchaser Indemnitees may proceed against Seller and/or any or all of the Stockholder, at the Purchaser Indemnitees' option. In addition, Purchaser shall have the option of recouping all or any part of any Losses it may suffer (in lieu of seeking an equivalent amount of indemnification to which it is entitled under this Section 9.2) by notifying the Seller that Purchaser is reducing the principal amount outstanding under the NES Promissory Note. This shall affect the timing and amount of payments required under the NES Promissory Note in the same manner as if Purchaser had made a prepayment (without premium or penalty) thereunder.

  9.3 INDEMNIFICATION OBLIGATIONS OF PURCHASER. Purchaser will indemnify Seller and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Seller Indemnitees") and hold each of them harmless against any Loss which such Seller Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

  (a) any misrepresentation or breach of any representation or warranty by Purchaser set forth in this Agreement or any certificate delivered by Purchaser to Seller pursuant to any Transaction Document; or

  (b) any nonfulfillment or breach of any covenant or agreement of Purchaser set forth in any Transaction Document.

  9.4 INDEMNIFICATION PROCEDURES.

  (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 9.2 or 9.3 above (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 9.2 or 9.3, as applicable, except to the extent that such failure actually harms the Indemnifying Party. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

  (b) Control of Defense: Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which the Government Entity or other third party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 9.2 or 9.3, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnified Party; provided that before the Indemnifying Party assumes control of such defense it must first

      (i) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification, and

      (ii) furnish the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability.

  (c) Control of Defense: Exceptions, etc. Notwithstanding Section 9.4(b), the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense. The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

      (i) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

      (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

      (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; and

  The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding.

  9.5 THRESHOLD AMOUNT. No amount of indemnity shall be payable to a Purchaser Indemnitee pursuant to Section 9.2 unless, until and only to the extent that all Purchaser Indemnitees have collectively suffered or incurred Losses aggregating in excess of $50,000 as a result of or arising out of the matters described in
Section 9.2.

  9.6 TREATMENT OF INDEMNIFICATION PAYMENTS. Amounts paid to or on behalf of Purchaser or Seller as indemnification hereunder shall be treated as adjustments to the Purchase Price. If any Tax authority asserts that an indemnification payment is not an adjustment to the Purchase Price, the Indemnifying Party will indemnify the Indemnified Party against any Tax imposed on the receipt of such indemnification payment pursuant to Section 9.2 or 9.3, including any Tax imposed on any payment pursuant to this Section 9.5.

  9.7 PAYMENT. Subject to Section 2.3, the Indemnifying Party shall pay the Indemnified Party to the extent the Indemnified Party is entitled to payment hereunder in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for such claim, or a final result, determination, finding, judgment and/or award is made with respect to such claim by any court of competent jurisdiction.

                                  ARTICLE 10

                           CONDITIONS TO THE CLOSING

  10.1 CONDITIONS OF PURCHASER'S OBLIGATION. Purchaser's obligation to effect the Sale and the Assumption at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

  (a) Representations and Warranties. Each representation and warranty set forth in Article 6 will be true and correct in all material respects at and as of the Closing as though then made (without giving effect to any disclosure made by Seller pursuant to Section 6.22 above), except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

  (b) Covenants. Seller and the Stockholder will have performed and observed each covenant or other obligation required to be performed or observed by them pursuant to the Transaction Documents prior to the Closing.

  (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject Purchaser, the Business or the Acquired Assets to any penalty, liability or other onerous condition arising under any applicable Legal Requirement or imposed by any Government Entity.

  (d) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following consummation, or adversely affect Purchaser's right to acquire or hold the Acquired Assets or conduct the Business or Seller's performance or its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

  (e) Consents. All filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity or any other Person that are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the Acquired Assets or the conduct of the Business by Purchaser thereafter (the "Consents") will have been duly made or obtained.

  (f) Opinion of Counsel. Purchaser will have received from M. R. Carr, legal counsel for Seller and the Stockholder, an opinion with respect to the matters set forth in Exhibit B attached hereto addressed to Purchaser. Such opinion will be dated the Closing Date and will be in form satisfactory to Purchaser's special legal counsel.

  (g) Due Diligence. Purchaser shall be satisfied with the results of its legal, accounting, business, environmental and other due diligence review of the Business; provided that this condition shall terminate as of March 15, 1997.

  (h) Payment of Indebtedness. Seller shall apply the Cash Purchase Price to pay all Indebtedness of Seller and all accounts payable of Seller pursuant to
Section 11.6 below, and Purchaser shall have received, at Seller's sole cost and expense, evidence satisfactory to Purchaser of the release of all Liens on the Acquired Assets securing such Indebtedness.

  (i) Employment Agreement. James Horsley and Purchaser shall have entered into an agreement relating to Mr. Horsley's employment by Purchaser (the "Employment Agreement"), substantially in the form of Exhibit C attached hereto, and such Employment Agreement shall be in full force and effect.

  (j) Stock Purchase Agreement. James Horsley and Purchaser shall have entered into an agreement relating to restrictions on transfer of the Common Stock of NES(the "Stock Purchase Agreement"), substantially in the form of Exhibit D attached hereto, and such Stock Purchase Agreement shall be in full force and effect.

  (k) Lease Agreements. James Horsley and Purchaser shall have entered into lease agreements (the "Stockholder Lease Agreements") in the form of Exhibit E attached hereto for each of the premises set forth on Schedule 6.16, and each such Stockholder Lease Agreement shall be in full force and effect.

  (l) Sellers' Closing Documents. Seller will have delivered to Purchaser the following documents:

      (i) an Officer's Certificate of Seller, dated the Closing Date, stating that the conditions specified in Sections 10.1(a) through (e), and (h) through
  (k), inclusive, have been fully satisfied;

      (ii) a copy of the resolutions duly adopted by Seller's board of directors and stockholders authorizing Seller's execution, delivery and performance of the Transaction Documents to which Seller is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of Seller;

      (iii) a certificate (dated not earlier than five business days prior to the Closing) of the Secretary of State of the state of incorporation of Seller as to the good standing of Seller in such state;

      (iv) a certificate (dated not earlier than five business days prior to the Closing) of the Secretary of State of each state wherein Seller has qualified to do business as a foreign corporation as to the good standing of Seller in such state;

      (v)    the Books and Records;

      (vi) such a bill of sale, warranty deeds, warranty assignments of leases and all other instruments of conveyance which are necessary or desirable to effect the Sale, including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar Government Entity; and

      (vii) such other documents relating to the transactions contemplated by the Transaction Documents as Purchaser reasonably requests.

All corporate and other proceedings or actions taken or required to be taken by Seller or the Stockholder in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to Purchaser and its special legal counsel. Any condition set forth in this Section 10.1 may be waived only in a writing executed by Purchaser.

  10.2 CONDITIONS OF SELLER'S OBLIGATION. Seller's obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

  (a) Representations and Warranties. Each representation and warranty set forth in Article 5 will be true and correct in all material respects at and as of the Closing as though then made (without giving effect to any disclosure made by Purchaser pursuant to Section 5.5 above), except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

  (b) Covenants. Purchaser will have performed each covenant or other obligation required to be performed by it pursuant to the Transaction Documents prior to the Closing.

  (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject Seller to any penalty or liability arising under any Legal Requirement or imposed by any Government Entity.

  (d) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following such consummation or adversely affect Purchaser's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

  (e) Employment Agreement. James Horsley and Purchaser shall have entered into an agreement relating to Mr. Horsley's employment by Purchaser (the "Employment Agreement"), substantially in the form of Exhibit C attached hereto, and such Employment Agreement shall be in full force and effect.

  (f) Stock Purchase Agreement. James Horsley and Purchaser shall have entered into an agreement relating to restrictions on transfer of the Common Stock of NES (the "Stock Purchase Agreement"), substantially in the form of Exhibit D attached hereto, and such Stock Purchase Agreement shall be in full force and effect.

  (g) Lease Agreements. James Horsley and Purchaser shall have entered into lease agreements (the "Stockholder Lease Agreements") in the form of Exhibit E attached hereto for each of the premises set forth on Schedule 6.16, and each such Stockholder Lease Agreement shall be in full force and effect.

  (h) Purchaser Closing Documents. Purchaser will have delivered to Seller the following documents:

      (i) an Officer's Certificate of Purchaser, dated the Closing Date, stating that the conditions specified in Sections 10.2(a) through (g), inclusive, have been fully satisfied;

      (ii) all instruments which are necessary or desirable to effect the Assumption; and

      (iii) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as Seller reasonably requests.

  (i) Payment of Cash Purchase Price. Purchaser will have delivered to Seller by cashier's check or wire transfer the Cash Purchase Price.

  All corporate and other proceedings or actions taken or required to be taken by Purchaser in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to Seller and its legal counsel. Any condition set forth in this Section 10.2 may be waived only in a writing executed by Seller.

                                  ARTICLE 11

                                OTHER COVENANTS

  11.1 INTERIM AGREEMENTS OF SELLER AND THE STOCKHOLDER. Seller and each Stockholder covenants and agrees that prior to the Closing, unless Purchaser agrees otherwise in writing, or as otherwise expressly contemplated or permitted by the Transaction Documents, Seller will conduct the Business in, and Seller will not take any action with respect to the Business, other than in, the ordinary course, on an arm's-length basis and in accordance in all material respects with all Legal Requirements and Seller's past custom and practice. Without limiting the generality of the preceding sentence, Seller and each Stockholder covenant that:

  (a) Seller will not, directly or indirectly

      (i) sell, pledge, dispose of or encumber any Acquired Asset or, other than sales of inventory in the ordinary course of the Business,

      (ii) engage in any activity which would accelerate the collection of its accounts or notes receivable, delay the payment of its accounts payable, or reduce or otherwise restrict the amount of inventory (including raw material, packaging, work-in-process, or finished goods) on hand, in each case, other than in the ordinary course of the conduct of the Business,

      (iii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof,

      (iv)   incur any Indebtedness or issue any debt securities,

      (v) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay,

      (vi) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock,

      (vii) not take any action which would render, or which could reasonably be expected to render, any representation or warranty made by Seller in this Agreement untrue at (or at any time prior to) the Closing;

      (viii) adopt or amend any employee benefit or welfare plan, or

      (ix) enter into or modify, or propose to enter into or modify, any agreement, arrangement or understanding with respect to any of the matters referred to in clauses (i) through (viii) above;

  (b) Seller will use its best efforts to cause its current insurance policies not to be canceled or terminated, and not to permit any of the coverage pursuant to any such policy to lapse, unless at the time of such termination, cancellation or lapse there is in full force and effect a replacement policy which provides coverage in an amount which is not less than the amount of the coverage pursuant to the canceled, terminated or lapsed policy;

  (c) Seller will

      (i) insofar as such matters relate to the Acquired Assets or the Business, use its best efforts to (1) preserve intact the organization and goodwill of the Business, (2) keep available the services of its officers and employees as a group, and (3) maintain satisfactory relationships with its material financing sources, suppliers and customers and other Persons having business relationships with it,

      (ii) upon reasonable request, confer with representatives of Purchaser and Purchaser's present and proposed financing sources regarding the Acquired Assets and the Business,

      (iii) upon reasonable request, arrange meetings with such customers of, and suppliers to, Seller as Purchaser shall reasonably designate in order that Seller and Purchaser may confer with such customers and suppliers regarding the Business, and the nature of the transactions contemplated by this Agreement,

      (iv)   maintain its facilities and assets in good condition, and

      (v) notify Purchaser of any emergency or other change in the normal course of the Business, or in the condition of the Acquired Assets, or the operation of the Business, and any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated) if such emergency, change, complaint, investigation or hearing could reasonably be expected to be material, individually or in the aggregate, to the Acquired Assets or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business;

  (d) Seller promptly will notify Purchaser if it discovers that any representation or warranty by Seller set forth in this Agreement was untrue when made or subsequently has become untrue; and

  (e) Seller will permit representatives of Purchaser and Purchaser's present and proposed financing sources to have full access (at reasonable times and in a manner so as not to unreasonably interfere with Seller's normal business operations) to all Seller's personnel and all premises, properties, books, records, contracts, Tax records and other documents of Seller pertaining to the Business and will allow such Persons to make and retain copies of such documents.

  11.2 EXCLUSIVITY. Neither Seller nor any of the Stockholder will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Stockholder will not vote any shares of Seller in favor of any such acquisition structured as a merger, consolidation, or share exchange. Seller will notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

  11.3 NOTICE BY PURCHASER. From the date of this Agreement until the Closing, Purchaser promptly will notify Seller if any representation or warranty of Purchaser set forth in this Agreement was untrue when made or subsequently has become untrue.

  11.4 ADDITIONAL INTERIM AGREEMENTS. Each Party will use reasonable efforts to:

  (a) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause any other Party's conditions set forth in Sections 10.1 and 10.2 to be fully satisfied, and

  (b) consummate and make effective as promptly as practicable the transactions contemplated by the Transaction Documents, including using reasonable efforts to obtain the Consents.

  11.5 TRANSACTION EXPENSES. Purchaser will be responsible for all costs and expenses incurred by Purchaser in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents; provided that if either Seller or the Stockholder terminate this Agreement or fail to proceed toward the Closing in good faith, Seller will reimburse Purchaser for all such costs and expenses. In addition, Purchaser will pay all transfer, sales and use Taxes imposed by reason of the transactions contemplated by this Agreement. Seller will pay (i) all stamp and recording taxes, fees and expenses, settlement fees, escrow fees and other miscellaneous closing fees or costs associated therewith, and (ii) all costs and expenses incurred by Seller in connection with the negotiation, preparation and entry into the Transaction Documents, and the consummation of the transactions to be consummated pursuant to the Transaction Documents.

  11.6 PREPAYMENT OF CERTAIN INDEBTEDNESS. At the Closing, the Seller shall apply the Cash Purchase Price to pay all Indebtedness of Seller and all accounts payable of Seller and shall secure complete releases of any Lien any holder of Indebtedness may have in any of the Acquired Assets.

  11.7 FURTHER ASSURANCES. From and after the Closing, Seller will execute all documents and take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated by the Transaction Documents.

  11.8 ANNOUNCEMENTS. Prior to the Closing, Purchaser will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of Seller as to the timing and content of such announcement (which approval Seller may not unreasonably withhold or delay). Neither Seller nor the Stockholder will make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of Purchaser as to the timing and content of such announcement (which approval Purchaser may not unreasonably withhold or delay).

  11.9 EMPLOYEES.

  (a) Seller has provided Purchaser with a true, correct and complete list of all of Seller's employees indicating the rate of pay of each such employee during the twelve months preceding the date hereof and the location of such employee. Seller shall pay all amounts of wages, bonuses and other remuneration (including, without limitation, discretionary benefits and bonuses) payable to such employees with respect to the period ending on the day prior to the Closing Date, together with any worker's compensation claims or amounts payable on an ongoing basis to such employees in connection with events occurring prior to the Closing Date.

  (b) Purchaser will offer employment to all Persons employed as of the Closing Date (the "Continuing Employees") on terms and conditions which are in the aggregate substantially equivalent to those applicable to such Persons' employment with Seller as of the Closing Date. Nothing in this Section 11.9 shall obligate Purchaser to continue to employ any Continuing Employee for any period of time.

  (c) After the Closing, Purchaser shall be responsible for all such severance payments (if any) and earned or accrued vacation pay, sick leave pay and floating holiday disclosed on Schedule 6.15.

  (d) Seller has provided Purchaser with a true, correct and complete list of all Continuing Employees employed by Seller indicating the amount of each such Continuing Employee's severance payments (if any) and earned or accrued vacation pay, sick leave pay and floating holiday pay.

  11.10 NECESSARY THIRD PARTY CONSENTS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign any right, title or interest in, or liability under, any contract, license, lease, commitment, sales order, purchase order or other agreement, nor any claim or right or any benefit arising thereunder or resulting therefrom, if (i) an attempted transfer or assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller or any of their respective Affiliates thereunder and (ii) such consent is not obtained (the "Unassignable Contracts"). Seller shall use all reasonable efforts to obtain the consent of all necessary third parties to the transfer or assignment to Purchaser pursuant to this Agreement of all Unassignable Contracts. With respect to each Unassignable Contract, until consent to assign such contract is obtained, or in the event such consent is never obtained, Seller and Purchaser shall cooperate in any reasonable arrangements designed to provide for Purchaser, to the maximum extent possible, the benefits thereunder, including, without limitation, enforcement for the benefit of Purchaser of any and all rights of Seller against such third party arising out of cancellation by such third party or otherwise.

  11.11 NES PROMISSORY NOTE LEGEND. The NES Promissory Note will be imprinted with a legend substantially in the following form:

  THE PAYMENT OF PRINCIPAL AND INTEREST ON THIS NOTE IS SUBJECT TO CERTAIN RECOUPMENT PROVISIONS SET FORTH IN AN ASSET PURCHASE AGREEMENT DATED AS OF MARCH 17, 1997, AMONG NES ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF THE ISSUER OF THIS NOTE, THE PERSON TO WHOM THIS NOTE ORIGINALLY WAS ISSUED, AND CERTAIN OTHER PERSONS. THE ISSUER OF THIS NOTE WILL FURNISH A COPY OF THESE PROVISIONS TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST. THIS NOTE WAS ORIGINALLY ISSUED ON MARCH 17, 1997, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                  ARTICLE 12

                               OTHER AGREEMENTS

  12.1 TERMINATION.  This Agreement may be terminated:

  (a) at any time prior to the Closing by mutual agreement of Purchaser and Seller,

  (b) by Purchaser, at any time when any Party other than Purchaser is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of any Party other than Purchaser is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of Purchaser set forth in any Transaction Document),

  (c) by Seller, at any time when Purchaser is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of Purchaser is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of a Party other than Purchaser set forth in any Transaction Document), or

  (d) by Purchaser or Seller, at any time after April 30, 1997, if the Closing has not then occurred.

  Any termination of this Agreement pursuant to any of clauses 12.1(b) through
(d) will be effected by written notice from the terminating Party to Purchaser (if Seller is the terminating Party) or Seller (if Purchaser is the terminating Party). Any termination of this Agreement pursuant to clause 12.1(b) or (c) will not terminate the liability of any Party for any breach or default of any representation, warranty, covenant or other agreement set forth in any Transaction Document which exists at the time of such termination.

  12.2 REMEDIES. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

  12.3 CONSENT TO AMENDMENTS. No waiver, amendment, modification or supplement of this Agreement will be binding upon any Party unless such waiver, amendment, modification or supplement is set forth in writing and is executed by such Party. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party.

  12.4 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without Purchaser's prior written consent. Purchaser may (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights and delegate its obligations pursuant to this Agreement, including the right to purchase the Acquired Assets to one or more of its Affiliates, and Purchaser may, at its sole discretion, direct Seller to convey the Acquired Assets, in whole or in part, to one or more of Purchaser's Affiliates. Furthermore, Purchaser may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Purchaser or any of its Affiliates.

  12.5 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Texas to be applied. In furtherance of the foregoing, the internal law of the State of Texas will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

  12.6 NOTICES. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, mailed by first class mail (postage prepaid) or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 12.6.

               If to Seller or the Stockholder:

               Lone Star Rentals, Inc.
               6903 N. Shepard
               Houston, TX  77091
               Attn:  James Horsley

               with a copy, which will not constitute notice to Seller or the Stockholder, to:

               M. R. Carr
               902 Main
               Humble, Texas 77338

               If to Purchaser:

               NES Acquisition Corp.
               c/o National Equipment Services, Inc.
               6100 Sears Tower
               Chicago, IL  60606
               Attn: Kevin P. Rodgers

               with a copy, which will not constitute notice to Purchaser, to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois  60601
               Attn: Sanford E. Perl

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, on the third business day after deposit in the U.S. mail or on the business day after deposit with a reputable overnight courier service, as the case may be.

  12.7 SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

  12.8 SCHEDULES AND EXHIBITS. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

  12.9 COUNTERPARTS. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

  12.10 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

  12.11 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

  12.12 MERGER AND INTEGRATION. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement.

  12.13 ALLOCATION OF PURCHASE PRICE. The allocation of the Purchase Price among the Acquired Assets shall be made in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder; provided that an amount equal to $2,300,000 of the Purchase Price shall be allocated to goodwill. The fair market value of the Acquired Assets shall be determined jointly by Purchaser and Seller reasonably and in good faith, and such determination shall be used by the parties in allocating the Purchase Price and in preparing (a) Form 8594, Asset Acquisition Statement, for each of Purchaser and Seller, and
(b) all Tax Returns. Each of Purchaser and Seller shall file Form 8594, prepared in accordance with this Section, with its federal income Tax Return for its Tax period including the Closing Date.

  12.14 BULK SALES LAW. Seller will bear any loss, liability, obligation or cost suffered by Seller or Purchaser as a result of Seller's noncompliance with any provision of any bulk sales law which is applicable to the transfer of the Acquired Assets or pursuant to this Agreement.

  IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.


                                             NES  ACQUISITION CORP.

                                             By:  /s/ Dennis O'Connor
                                                 -----------------------------
                                             Its: Chief Financial Officer
                                                 -----------------------------


                                             LONE STAR RENTALS, INC.

                                             By:  /s/ James E. Horsley
                                                ------------------------------
                                             Its: President
                                                 -----------------------------

                                             /s/ James E. Horsley
                                             ---------------------------------
                                             James Horsley

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